Horizon Technology Finance Provides

Investment Portfolio Update for First Quarter 2013

New Loans Funded Total $28.5 Million

FARMINGTON, Conn., April 3, 2013 – Horizon Technology Finance Corporation (NASDAQ: HRZN) (the “Company” or “Horizon”), a leading specialty finance company that provides secured loans to venture capital and private equity backed development-stage companies in the technology, life science, healthcare information and services and clean-tech industries, today provided a portfolio update for the first quarter of 2013.

“During the first quarter, we continued to expand our earning assets and maintained the strong overall quality of our investment portfolio,” said Gerald A. Michaud, President of Horizon. “We are pleased to have funded a total of $28.5 million in venture loans to a diverse mix of five new portfolio companies and two existing portfolio companies in the quarter. This performance, combined with scheduled amortization of investments and no loan prepayments in the first quarter, led to an ending loan portfolio balance of approximately $238 million, an increase of 7.7% over the prior quarter. While we continue to achieve steady growth amid strong competition and an uncertain macro environment, our focus remains on deploying capital in a disciplined manner, taking advantage of select market opportunities that meet our risk-return requirements, and strengthening Horizon’s leading venture lending franchise.”

New Loans Funded

New loans funded during the first quarter of 2013 totaled approximately $28.5 million. During the first quarter of 2013, Horizon provided funding to the following new and existing portfolio companies:

•	$4.0 million to Decisyon, Inc., a new portfolio company. Decisyon is a provider of collaborative enterprise software solutions to Global 1000 companies.
•	$4.0 million to Lotame Solutions, Inc., a new portfolio company. Lotame is the leading data management platform for publishers, ad networks and marketers.
•	$5.0 million to Raydiance, Inc., a new portfolio company. Raydiance is a developer of precision manufacturing solutions enabled by femtosecond laser technology.
•	$7.0 million to a new portfolio company which is a healthcare information and services technology company focused on the sleep breathing disorders market.
•	$1.0 million to a new portfolio company that has developed a SaaS platform providing mobility management solutions for enterprises.
•	$2.5 million to an existing portfolio company which develops novel transcatheter heart valve technologies.
•	$5.0 million to an existing portfolio company which has developed a technology to process biomass into fuel for clean technology applications.

Refinances, Principal Payments Received, Early Payoffs

During the quarter ended March 31, 2013, Horizon had no refinanced balances and no early pay-offs compared to the quarter ended December 31, 2012, wherein Horizon refinanced balances totaling $14.6 million and experienced early pay-offs totaling $26.6 million. During the quarter ended March 31, 2013, Horizon received principal payments on investments totaling approximately $10.0 million compared to the quarter ended December 31, 2012, wherein Horizon received principal payments on investments totaling $10.6 million.

Commitments

During the quarter ended March 31, 2013, Horizon closed new loan commitments totaling $25.5 million to five companies, compared to the quarter ended December 31, 2012, wherein Horizon closed new loan commitments totaling $77.4 million to 11 companies.

Pipeline

As of March 31, 2013, Horizon’s unfunded loan approvals and commitments (“Committed Backlog”) were $14.6 million to 9 companies, compared to a Committed Backlog of $28.7 million to 10 companies as of December 31, 2012. While Horizon’s portfolio companies have discretion whether to draw down such commitments, in some cases, the right of a company to draw down its commitment is subject to the portfolio company achieving specific milestones.

About Horizon Technology Finance Corporation

Horizon Technology Finance Corporation is a business development company that provides secured loans to development-stage companies backed by established venture capital and private equity firms within the technology, life science, healthcare information and services, and clean-tech industries. The investment objective of Horizon Technology Finance is to maximize total risk-adjusted returns by generating current income from a portfolio of directly originated secured loans as well as capital appreciation from warrants to purchase the equity of portfolio companies. Headquartered in Farmington, Connecticut, with regional offices in Walnut Creek, California and Reston, Virginia, the Company is externally managed by its investment advisor, Horizon Technology Finance Management LLC. Horizon’s common stock trades on the NASDAQ Global Select Market under the ticker symbol “HRZN.” In addition, the Company’s 7.375% Senior Notes due 2019 trade on the New York Stock Exchange under the ticker symbol “HTF.” To learn more, please visit www.horizontechnologyfinancecorp.com.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Horizon Technology Finance Corporation	Investor Relations and Media Contacts:
Christopher M. Mathieu	The IGB Group
Chief Financial Officer	Leon Berman / Michael Cimini
(860) 676-8653	(212) 477-8438 / (212) 477-8261
chris@horizontechfinance.com	lberman@igbir.com / mcimini@igbir.com